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                                                                     EXHIBIT 4.4

                              ASSUMPTION AGREEMENT

     ASSUMPTION AGREEMENT, dated as of February 7, 2003, among BWAY Corporation, a Delaware corporation ("BWAY"), BWAY Manufacturing, Inc., a Delaware corporation ("BWAY Manufacturing") and BWAY Finance Corp., a Delaware corporation ("BWAY Finance").

                              W I T N E S S E T H:

     WHEREAS, BWAY Finance and The Bank of New York, as trustee (the "Trustee") executed and delivered an Indenture, dated as of November 27, 2002 (as amended and supplemented by the Supplemental Indenture (defined below), the "Indenture"), providing for the issuance of the 10% Senior Subordinated Notes due 2010 the "Securities") of BWAY Finance;

     WHEREAS, concurrently herewith, BWAY, BWAY Finance and BWAY Manufacturing are executing and delivering to the Trustee, pursuant to Section 5.01(d) of the Indenture, a Supplemental Indenture, dated as of the date hereof (the "Supplemental Indenture"), pursuant to which BWAY is assuming BWY Finance's obligations under the Indenture and the Securities and BWAY Manufacturing is guaranteeing BWAY's obligations under the Indenture and the Securities:

     WHEREAS, BWAY Finance is a party to each of (i) the Purchase Agreement, dated November 21, 2002 (the "Purchase Agreement"), between BWAY Finance and Deutsche Bank Securities Inc. (the "Initial Purchaser"), (ii) the Registration Rights Agreement, dated as of November 27, 2002 (the "Registration Rights Agreement"), between BWAY Finance and the Initial Purchaser and (iii) the Escrow Agreement, dated as of November 27, 2002 (the "Escrow Agreement" and, together with the Purchase Agreement and Registration Rights Agreement, the "Assigned Agreements"), between BWAY Finance and The Bank of New York, as escrow agent (the "Escrow Agent").

     WHEREAS, BWAY Finance, pursuant to this Assumption Agreement, desires to assign all of its right, title and interest to, and liabilities and obligations under, the Assigned Agreements to BWAY and BWAY desires to assume all of BWAY Finance's right, title and interest thereto and liabilities and obligations thereunder; and

     WHEREAS, this Assumption Agreement has been duly authorized by all necessary corporation action on the part of each of BWAY, BWAY Finance and BWAY Manufacturing.

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, BWAY, BYWAY Manufacturing and BWAY Finance mutually covenant and agree:

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                                    ARTICLE I

                      Assignment, Guarantee and Assumption

     Section 1.1. Assignment. BWAY Finance hereby grants, assigns, conveys, sets over and delivers to BWAY and its successors and assigns al of its right, title and interest to, and liabilities and obligations under, the Assigned Agreements, to have and hold unto BWAY and its successors and assigns forever.

     Section 1.2. Assumption. In consideration of the assignment made herein to BWAY, BWAY here agrees to assume, pay, perform and observe all covenants, agreements, liabilities and obligations of BWAY Finance under the Assigned Agreements. As provided in each of the Assigned Agreements, BWAY Finance shall be released and discharged from and shall not be responsible to any person for the discharge or performance of any duty or obligation pursuant to or in connection with the Assigned Agreements and BWAY shall be substituted in lieu of BWAY Finance as a party to each of the Assigned agreements. Upon and concurrently with such assignment and assumption, BWAY Manufacturing agrees to guarantee the payment, performance and observance of BWAY's covenants, agreements, liabilities and obligations under the Assigned Agreements.

     Section 1.3. Further Assurances. Each of BWAY Finance, BWAY Manufacturing and BWAY shall execute such additional documents and instruments and take such further action as may be reasonably required or desirable to carry out the provisions hereof.

                                   ARTICLE II

                                  Miscellaneous

     Section 2.1. Severability. In case any provision in this Assumption Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     Section 2.2. Governing Law. This Assumption Agreement shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

     Section 2.3. Multiple Originals. The parties may sign any number of copies of this Assumption Agreement, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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     Section 2.4. Headings. The Article and Section headings herein are inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

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     IN WITNESS WHEREOF, the parties hereto have caused this Assumption
Agreement to be duly executed as of the date first written above.

                                          BWAY CORPORATION


                                          BY: /s/ Kevin C. Kern
                                              ----------------------------------
                                          Name:  Kevin C. Kern
                                          Title: Chief Financial Officer


                                          BWAY FINANCE CORP.


                                          BY: /s/ James J. Connors II
                                              ----------------------------------
                                          Name:  James J. Connors II
                                          Title: Vice President and Secretary


                                          BWAY MANUFACTURING, INC.


                                          BY: /s/ Jeffrey M. O'Connell
                                              ----------------------------------
                                          Name:  Jeffrey M. O'Connell
                                          Title: Vice President and Secretary